Hirsch International Corp. Enters Into an Agreement to Merge with
                      Sheridan Square Entertainment, Inc.
                      -----------------------------------

HAUPPAUGE, N.Y. - July 21, 2005 - Hirsch International Corp. (NASDAQ SmallCap:HRSH) announced today that it has signed a definitive merger agreement with Sheridan Square Entertainment, Inc., a privately held producer and distributor of recorded music. The transaction has been approved by the board of directors of both companies and by the shareholders of Sheridan Square. The transaction is subject to customary conditions of closing and a vote of the shareholders of Hirsch and is expected to be completed in the third quarter of this year.

Under the terms of the agreement, the holders of Sheridan's capital stock will receive approximately 15 million shares of Hirsch stock in exchange for their shares of Sheridan common stock or common stock equivalents. Upon the closing of the merger, the present shareholders of Hirsch will own approximately 38% of the combined entity with the current shareholders of Sheridan Square owning the remaining 62%. Concurrent with the execution of the Merger Agreement, Hirsch and Sheridan also entered into a transaction in which Hirsch may purchase Series B Convertible Preferred Stock of Sheridan for an aggregate purchase price of up to $1,000,000.

After the closing of the merger, the key officers of the merged companies will be Sheridan's Co-CEO, Joe Bianco, as CEO; Hirsch's President and CEO, Paul Gallagher, as President and COO; and Hirsch's Beverly Eichel will remain Executive VP and CFO. Henry Arnberg will continue as Chairman of the Board and Sheridan's Co-CEO Anil Narang will become Vice-Chairman. Post merger, Hirsch and Sheridan will operate as independent divisions maintaining their existing individual executive and management structures.

The combined Company's board will increase to nine directors and will include Sheridan's current Chairman, Rob Michalik, Henry Arnberg, Joe Bianco and Paul Gallagher. Five independent directors will be mutually agreed upon.

Hirsch's President and CEO, Paul Gallagher, commented, "We believe this combination will capitalize on the relative strengths of both companies and provide a platform to take advantage of what we believe are significant opportunities for expansion in the music and related industries. Based on last year's results, combining our companies will produce an almost doubling of revenues to $88 million and of net equity to $26 million." Gallagher concluded, "We expect this merger to allow our shareholders a much greater ability to participate in the growth potential of the combined companies."

The Company intends to circulate a proxy statement in the near future to disclose all of the material details of the transaction and will be holding a special meeting of shareholders to vote on the matter.

Sheridan Square Entertainment is a New York based music holding company managed by Redux Records, a company founded by Joe Bianco and Anil Narang, also founders of Alliance Entertainment; Joe Pretlow, formerly a partner at Bain Capital; and Kinderhook Capital Fund, a New York based private equity fund. Sheridan Square's holdings include Artemis Records, a leading independent recording label whose artists earned four 2005 Grammy nominations, Musicrama Distribution, Compendia, Light Records, Intersound, Artemis Classic, Artemis Gospel, Vanguard Classics, Triloka Records, Tone-Cool Records, and Ropeadope Records.

Hirsch International is the leading single source provider of Tajima embroidery systems marketing under the name Tajima Sales & Support by Hirsch. For more information on Hirsch products and services, call Hirsch International at
1.800.394.4426 or visit their website at www.Tajima-Hirsch.com.

Certain statements and information included in this press release constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements express our intentions, strategies, or predictions for the future. These forward looking statements involve unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Hirsch to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, without limitation, the consummation or failure to consummate the transaction with Sheridan Square Entertainment, on-going competition from other distributors and manufacturers of embroidery equipment, fluctuations in currency, the effectiveness of new advertising and promotion strategies, availability of adequate supplies of inventory, the ability to attract and maintain employees, legal and regulatory matters, potential new business opportunities, the Company's ability to have a competitive position in the embroidery machine market, volatility in sales, fluctuations in working capital and general economic conditions. A further and more detailed discussion of factors that could affect Hirsch's results is included in reports filed with the Securities and Exchange Commission, including Hirsch's Annual Report on Form 10-K for the year ended January 29, 2005.

For further information, please contact:

Paul Gallagher
President and Chief Executive Officer
Hirsch International Corp.
631.701.2211

or

Beverly Eichel
Chief Financial Officer
Hirsch International Corp.
631.701.2169